D(15)

THIS OFFER made this 27 day of February, 2007. Calmar

TO: **PHOENIX LAND VENTURES LTD.**
(hereinafter referred to as the "Vendor")

BY: **FIC INVESTMENTS USA CORP.**
(hereinafter referred to as the "Purchaser")

OFFER TO PURCHASE

WHEREAS:

1. The Vendor has, or has the right to acquire, legal and beneficial ownership of, and is the developer of, the parcel of land described in Schedule "A" attached hereto which includes as a portion thereof, the proposed subdivision located in Calmar, Alberta known as "Southbridge Crossing" (the "Subdivision");

2. The Vendor has obtained conditional approval for what is termed "Phase 1" of the Subdivision from the Town of Calmar May 6, 2006;

3. The Vendor and its consultants are presently aggressively pursuing fulfillment of the conditions in that Conditional Subdivision Approval, including negotiation and execution of the required Development Agreement with the Town, with a view to achieving registration of the Plan of Subdivision in order that the lots can be created and titles issued as soon as possible.

4. The Purchaser wishes to purchase from the Vendor on the terms and conditions herein contained all of the residential lots comprised in Phase 1 of the Subdivision.

NOW THEREFORE, the Purchaser hereby offers to purchase the Lands upon the terms and conditions contained herein:

Definitions

1. In this Agreement the following terms shall have the following meanings:

   a. Acceptance Deadline means 5:00 o'clock p.m. on February 28th, 2007;

   b. Agreement means this Offer when accepted by the Vendor and as the same may be amended from time to time. The expressions "herein", "hereof", "hereto", "above", "below" and similar expressions if used in any article, section, subsection, paragraph or subparagraph in this Agreement refer and relate to the

whole of this Agreement and not only to that section, subsection, paragraph or subparagraph unless otherwise expressly provided;

c. Architectural Guidelines means the restrictions, covenants, obligations and undertakings set out in Schedule "E" hereto which are to be embodied in whole or in part in a Restrictive Covenant which is to be registered by the Vendor against the titles to the Lands as described in section 11 of this Agreement;

d. Business Day means any day other than a day which is a Saturday, Sunday or statutory holiday in Alberta;

e. Closing means the completion of the purchase and sale of the Lands hereunder;

f. Closing Date means the day which is thirty (30) days (or if not a Business Day, then the next ensuing Business Day) after removal or satisfaction of Purchaser's Conditions Precedent described in section 6, or such other date as the parties hereto may agree upon in writing;

g. Conditional Subdivision Approval means the Reconsideration and Reapproval of Subdivision (File Number 01-F-829 (revised)) issued by the Town of Calmar's Subdivision Approving Authority May 6, 2006, a copy of which is attached hereto as Schedule "C";

h. Development Agreement means the development agreement in respect of Phase 1 of the Subdivision (other than the separate development agreement in respect of Lot 45, Block 20 referred to in the Conditional Subdivision Approval), which must be entered into by the Vendor with the Town of Calmar in order to meet one of the conditions of the Conditional Subdivision Approval;

i. Development Agreement Compliance means compliance with and performance of the terms of the Development Agreement to the satisfaction of the Town of Calmar or other authority applicable under the said Agreement;

j. Environmental Laws means any and all federal, provincial, municipal or other governmental or regulatory laws and rules relaxing to the environment, occupational safety, health or transportation;

k. GST means Goods and Services Tax pursuant to the *Excise Tax Act* (Canada);

l. Hazardous Materials means any waste, materials, oil, kerosene, gasoline or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Environmental Laws;

m. Holdback means the sum described in section 5, and to be held subject to the obligations described in section 16, of this Agreement;

n. Lands mean all of the residential lots in Phase 1 of the Subdivision which are to be created by the Conditional Subdivision Approval when it is registered, being the lots, numbered as shown in the Schedule attached to the Conditional Subdivision Approval, set out in Schedule B hereto, which excludes, for certainty, Lot 45, Block 20, which has been reserved and is committed to a third party (Kutny Construction Ltd.) which owns the adjacent lands;

o. Permitted Encumbrances mean those encumbrances set out in Schedule "B" hereof and all reservations and exceptions set forth in the existing certificate of title, together with all caveats, easements, restrictive covenants, transmissions, utility rights of way, covenants, conditions, encumbrances, leases and any other liens, charges, interests and encumbrances which do not create financial charges and which may hereafter be registered against title to the Lands with the Purchaser's consent or such other liens, charges, interests or encumbrances which the Purchaser has caused or allowed to be registered against the Lands. Not to limit the generality of the foregoing but to give further clarification, the Permitted Encumbrances shall **not** include the following:

   i. Registration Number: 062 155 778
   ii. Registration Number: 062 155 779
   iii. Registration Number: 062 555 890
   iv. Registration Number: 062 502 182
   v. Registration Number: 062 502 183
   vi. Registration Number: 062 502 184
   vii. Registration Number: 072 017 916

p. Purchase Price means the sum of Five Million ($5,000,000.00) Dollars;

q. Purchaser's Solicitors mean Lennie & Co.

r. Subdivision means the subdivision, which is permitted on fulfillment of the conditions as set out in the Conditional Subdivision Approval;

s. Vendor's Solicitors mean Biamonte Cairo & Shortreed;

Schedules

2. The Schedules to this Agreement are as follows:

Schedule "A" - The Lands
Schedule "B" - The Permitted Encumbrances
Schedule "C" - The Conditional Subdivision Approval
Schedule "D" - The Holdback Agreement
Schedule "E" - The Architectural Guidelines

Offer to Purchase

3. The Purchaser hereby offers to purchase the Lands from the Vendor for the Purchase Price, payable at the times and in the manner herein mentioned, but subject to the performance and observance of the covenants, terms and conditions herein set out and on the part of the parties to be performed and observed.

Acceptance

4. This Offer shall be open for acceptance by the Vendor at any time up to but not after the Acceptance Deadline and shall only be capable of being accepted if, by that time, the Vendor shall have signed the form of acceptance annexed to this Offer and shall have caused this Offer and the annexed form of acceptance to be delivered to the address of the Purchaser as hereinafter set forth. If this Offer is not accepted by the Vendor in the manner aforesaid, the Offer shall terminate on the Acceptance Deadline and shall no longer be capable of acceptance by the Vendor.

Payment of Purchase Price

5. The Purchase Price shall be paid and satisfied as follows:

$ 100,000 Initial Deposit paid to the Vendor the acceptance of which is acknowledged and If the Conditions Precedent are not satisfied by the applicable Condition Date then the Initial Deposit with interest earned shall be returned to the Purchaser;

$ 1,400,000 Additional Non-Refundable Deposit to be paid to the Vendor immediately upon removal of the Conditions Precedent; 1.3M

$2,000,000 Closing Payment, being the balance of the Purchase Price, subject to adjustments as outlined herein, to be paid by the Purchaser to the Vendor on the Closing Date by certified cheque or bank draft. 2.1M

$1,500,000	Final Payment (Holdback) to be paid to the Vendor's Solicitors upon the Closing of this transaction to be held in trust for release in accordance with the provisions of section 16 of this Agreement.

6. This Agreement is subject to satisfaction of the following conditions precedent (the "Conditions Precedent") in favour of the Purchaser on or before the times indicated:

   a. Approval by Purchaser of Phase I Environmental Report referred to in section 10, on or before the 15th day from the date of execution of this Agreement;

   b. the finalization and execution by the Vendor and the Town of Calmar of the Development Agreement, on or before the thirty-fifth (35) day from the date of execution of this Agreement;

   c. the endorsement by the Town of Calmar, and delivery to the Vendor of its consent to the registration by Vendor at Land Titles of the plan of subdivision creating the lands as contemplated in the Conditional Subdivision Approval, on or before the forty-fifth (45) day from the date of execution of this Agreement.

   The condition dates set out above are, in this Agreement, referred to as the "Condition Dates".

Adjustments

7. All adjustments relating to the Lands with respect to rentals, taxes, utilities, and other similar and normal expenses and adjustable items shall be made as of the Closing Date, provided that all amounts which cannot be adjusted on that date by virtue of the same being unknown at that date shall be adjusted between the parties on a post-closing basis once the same become known.

GST

8. The Purchaser represents and warrants to the Vendor that the Purchaser is registered pursuant to subdivision (d) of Division V of Part 9 the *Excise Tax Act* (Canada), as amended (the "Act") for the purposes of remission of GST on taxable supplies made by the Purchaser and the Purchaser is not an "individual" in accordance with the terms of Section 123 of the Act. Accordingly, pursuant to the provisions of Section 221(2) of the Act, no amount is required to be remitted or shall be remitted by the Purchaser to the Vendor in respect of any GST payable by the Purchaser in relation to its acquisition of the Lands.

Title to the Lands

9. Title to the Lands shall, on the Closing Date, be free and clear (or upon Closing, by usual arrangements between applicable legal counsel, become freed and cleared) of all liens, mortgages, interests, charges, registrations and encumbrances, save only for the Permitted Encumbrances.

Environmental

10. Unless it has already done so, the Vendor shall, within five (5) Business Days of execution of this Agreement, provide to the Purchaser for its review the Phase I Environmental Report which has been completed in respect of the Lands together with any other environmental assessment reports relating to the Lands in the possession of the Vendor.

Architectural Guidelines

11. The Purchaser acknowledges that the Vendor will, immediately following registration of the Subdivision, register against title to the Lands a Restrictive Covenant embodying the substance of the Architectural Guidelines. Vendor shall be entitled to amend the content of the Architectural Guidelines and the Restrictive Covenant from time to time insofar as they relate to the other lands in the Subdivision, and the Purchaser agrees that the Vendor does not guarantee the construction of any other dwelling in the subdivision in accordance with Schedule "E" or any amendment thereto, nor shall the Purchaser have any claim of any nature whatsoever against the Vendor arising from the construction of any other dwelling not in conformity with Schedule "E" or amendments thereto.

Representations and Warranties by the Vendor

12. The Vendor hereby represents and warrants to the Purchaser that:
    a. it has the corporate power, authority and capacity to carry out the transaction contemplated by this Agreement;

    b. it has sole and absolute right and power to obtain and transfer good and marketable title to the Lands to the Purchaser free and clear of all liens, mortgages, interests, charges, registrations and encumbrances save only for the Permitted Encumbrances;

    c. the Vendor is a corporation validly existing under the laws of the Province of Alberta, qualified to carry on business in the Province of Alberta and has done all necessary corporate acts to execute and deliver this Agreement and will do all such necessary corporate acts as may be required to give full effect to the matters set out in this Agreement and the matters set out herein;

d. the Vendor is not a "non-resident" of Canada according to the meaning and intent of the *Income Tax Act* of Canada.

e. between the date hereof and the Closing Date, other than additional advances under the existing credit facility of the Vendor registered against the Lands in favour of HSBC Bank Canada, the Vendor shall not further encumber the Lands or do any other act which would prejudice the rights of the Purchaser under this Agreement;

f. the Vendor has received no notice from any statutory authority that there have been, upon the Lands, any breaches of Environmental Laws and, to the best of the Vendor's knowledge without further inquiry, the Lands are free of Hazardous Materials;

g. to the best of the Vendors knowledge, it has not received any notice of, nor is it aware of, any intention of any statutory authority to expropriate all or any part of the Lands;

h. there are no claims, actions, or proceedings pending, or to the Vendor's knowledge threatened, in law or in equity that would materially interfere with the use and enjoyment of the Lands or which could affect the Purchaser's right to own, occupy and obtain revenue from the Lands or, with respect to the Vendor, if decided adversely, could materially affect the ability of the Vendor to comply with its obligations hereunder;

i. there are no unregistered leases which apply to the Lands;

j. on the Closing Date, the Lands shall be in substantially the same condition as on the date of execution of this Agreement, subject to such further actions or work that the Vendor may undertake in furtherance of its obligation to achieve Development Agreement Compliance; and

k. all municipal taxes, rates, levies and assessments of every nature and kind with respect to the Lands which are payable prior to the Closing Date have been paid or will be paid by the Vendor, the Vendor is and will remain in good standing with the Town under the Development Agreement, and has or will by Closing Date have in place with the Town of Calmar, the Letter of Credit stipulated under the Development Agreement to secure to the Town the performance by Vendor of its requisite future obligations or payments as developer under that Agreement.

Warranties and Representations by the Purchaser

13. The Purchaser represents and warrants to the Vendor that:

a. the Purchaser is a corporation in good standing and has done all

necessary corporate acts to execute and deliver this Agreement and will do all such necessary corporate acts as may be required to give full effect to the matters set out in this Agreement; and

b. the Purchaser has inspected and reviewed the Lands and accepts the same in the present condition and further agrees that there are no warranties or representations, verbal or written, express or implied, with respect to the Lands except as are contained in this Agreement.

Vendor's Covenants and Obligations

14. It is the obligation of the Vendor under and pursuant to the terms of this Agreement, and the Vendor hereby covenants that it shall, at its sole cost and expense:

    a. forthwith following its execution of this Agreement commence and thereafter diligently and expeditiously take all steps necessary to obtain Subdivision of the Lands at the earliest possible time, including the satisfaction of the applicable conditions of subdivision approval as more particularly set out in the Conditional Subdivision Approval for the Subdivision of the Lands or the number of lots to be subdivided from the Lands, and specifically the Vendor shall dedicate all municipal reserve or deferred reserve required by that Approval on the Vendor's remaining lands and not on the Lands;

    b. subject to discharge and performance by the Purchaser of its covenants described in section 18 below, thereafter:

        i. to perform all obligations applicable to the "Developer" under and pursuant to the Development Agreement to the satisfaction of the applicable municipal or other authority in accordance with the terms of the Development Agreement; and

        ii. to obtain in due course the discharge, from all of the titles to the Lands, of the Development Agreement as an instrument registered against those titles; provided that the Purchaser or its builder(s) or transferees shall at all times be and remain responsible for the discharge and performance of the obligations, covenants and undertakings described in section 18 below.

15. The Purchaser understands and agrees that the plan of subdivision as registered may differ in small degree from the draft plan attached to the Conditional Subdivision Approval and the Purchaser releases the Vendor from all liability in the event of such difference and agrees to proceed with this transaction, provided always that the registered plan of Subdivision does not materially change the area and frontage of the Lands

16. As assurance and security for the performance by the Vendor of its obligations as Developer under the Development Agreement as contemplated in section 14.b above, the Final Payment (Holdback) referred to in section 5 above shall be paid to the Vendor's Solicitors, to be held by them in accordance with the terms of the Holdback Agreement which is attached to this Agreement as Schedule "D". In the event that the cost to complete the Vendor's obligations described in section 14, in this section, and in Schedule "D", is in excess of the Holdback then such additional cost, expense, penalties, and interest on such items shall be paid by the Vendor.

Purchaser's Covenants

17. The Purchaser acknowledges that the Vendor, as the developer of the Subdivision, needs to control and govern a number of matters pertaining to construction and final development of the lots upon the Lands in order to achieve Development Agreement Compliance and to maintain the standards of quality and integrity of the Subdivision.

18. In furtherance of the foregoing, the Purchaser hereby covenants and agrees as follows:

    a. at all times to abide by and seek compliance with the terms and provisions of the Development Agreement in connection with any construction or development upon the Lands;

    b. at all times to abide by and seek compliance with the restrictions, terms and provisions of the Architectural Guidelines established for the Subdivision by the Vendor, including without limiting the generality of the foregoing, implementing and giving full force and effect to the security deposit provisions thereof with each builder or purchaser of a lot;

    c. to require each purchaser of a lot to covenant and agree to undertake the obligations set out in paragraphs 18.a and 18.b above;

    d. to in all respects fully cooperate with the Vendor to enable and facilitate performance and fulfillment by Vendor of its obligations as Developer without material obstruction or interference by or through the Purchaser;

    e. to grant to the Vendor the right of access to the Land to fulfill obligations of the Vendor as developer to the municipality, and to any utility company providing services to the Land.

    f. not to construct show homes or promotional facilities or signs on the Land without first obtaining the written consent of the Vendor, which consent will not be unreasonably withheld, and in any event subject always to the following:

        i. any approved show homes or facilities shall be maintained in good

condition and repair with no changes or additions to be made thereto without the prior written consent of the Vendor; and

ii. if the Purchaser fails to obtain the required consents, the Vendor may at the expense of the Purchaser remove such unauthorized signs or facilities.

g. not to erect any signs, billboards, notices or other advertising materials without the prior written consent of the Vendor as developer, which consent shall not be unreasonably withheld.

h. to keep the Land in a neat and tidy condition, free from weeds, debris, waste, building materials and the like and shall not dump any article or thing on the other lands of the Vendor or the land owned by the Municipality without appropriate consent being first given.

i. to require, in connection with each lot of the lands, that any purchaser, transferee or builder/developer (in this section referred to as the "owner or builder/developer") thereof covenant and agree with the Purchaser in writing that he, she, they or it will:

i. construct a single detached home on the lot in accordance with the Architectural Guidelines, completing construction of the roof and exterior walls including finishing materials and colors, and finish grades and landscaping on the lot, as approved by and to the satisfaction of the Vendor, as developer, within Twelve (12) months after the issuance by the Vendor as developer of its approval of the application of the owner or builder/developer pursuant to the Architectural Guidelines;

ii. grade and if necessary, regrade after settlement, in a workmanlike manner, those portions of the lot abutting street, lanes, walkways and other land subject to easements for drainage and walkway purposes at a slope in compliance with a grade plan to the satisfaction of the Vendor, as developer, and the Municipality;

iii. obtain from the Vendor, as developer, written approval of grades, after the lot has been graded and loamed;

iv. keep all building and excavation material within the boundaries of the lot failing which both the Vendor, as developer, and the Purchaser, or either of them, shall have the right to confiscate the same without notice or compensation and at the sole cost and expense of the said owner or builder/developer. The said owner or builder/developer is responsible for the disposal of excess excavation material promptly from the lot, and the cleanup of spillage of earth or any other foreign material on any road

allowance adjacent to the lot as may be caused by or related to his or their activity on the lot or the Lands, within Twenty-Four (24) hours of written notice from the Vendor or the Municipality so to do, failing which the Vendor, as developer, may take such action as it may deem appropriate and the owner or builder/developer shall pay any costs thereby incurred by the Vendor, as developer, on demand.

v. keep the lot in a neat and tidy condition and further agrees that all supplies of building materials shall be stored neatly on the lot;

vi. grant to the Purchaser the right (which shall not be an obligation), if the owner or builder/developer fails to complete construction of the home in accordance with clause 18.i.i of this Agreement or constructs a home in breach of the Architectural Guidelines:

(1) if the owner or builder/developer has not yet acquired title to the Land, to terminate the rights of the owner or builder/developer under its contract with the Purchaser and to pursue such remedies as Purchaser has at law or in equity; or
(2) if the owner or builder/developer has obtained title to the lot, to exercise, by notice in writing to the owner or builder/developer, an irrevocable and unconditional option to re-purchase the lot at and for 90% of the price of its purchase from the Purchaser, subject to usual adjustments, on a Closing Date to be Thirty (30) days after the exercise of the option.

vii. to further provide in each such contract that:
(1) the benefit of the foregoing obligations and that following, may be assigned by the Purchaser to the Vendor without the consent of the owner or builder/developer; and
(2) the owner or builder/developer indemnifies and saves the Purchaser and the Vendor as developer harmless from all costs for repair and replacement of sidewalks, curbs and other surface and underground utilities and improvements of any nature whatsoever abutting or situate on the lot arising from any cause whatsoever save and except that caused by the Purchaser or by the Vendor as developer, or their respective agents or employees. The owner or builder/developer shall inspect the lot prior to possession and notify the Purchaser in writing of any damage which was caused prior thereto and in default of such written notice, such damage shall be deemed to have occurred subsequent to the date of such possession. The owner or builder/developer shall further agree to pay the Purchaser such amount as may be payable under this indemnity within Five (5) days of receipt of a demand for payment.

j. To assign to the Vendor upon written demand to do so, the benefit of the covenants from an owner or builder/developer pursuant to 18.i above where the Purchaser does not diligently pursue enforcement of such covenants despite having been given thirty days written notice by the Vendor to do so in order to avoid such demand.

Purchaser's Acknowledgment of "as-is" Basis of Transaction

19. The Purchaser agrees that, except as otherwise in this Agreement expressly provided, the Lands are being purchased on an "as-is" basis and that there is no representation, warranty or condition, express or implied as to the quality or condition of the Lands, including without limitation, any representation concerning the environmental condition of the Lands. Provided that the Purchaser does promptly assign the benefit of such covenants upon written demand as aforesaid, it will not be responsible for any costs, damages or expenses whatsoever resulting from its failure to enforce such covenants, nor for any resulting from the enforcement by the Vendor of the benefit of such assigned covenants.

Possession

20. Subject to the Purchaser complying with all of its obligations and the terms of this Agreement, possession of the Lands shall be given to the Purchaser on the Closing Date.

21. The Purchaser, its agents or employees shall be permitted to enter upon the Lands from time to time as may be necessary to conduct soil tests or other investigations and to make or carry out its due diligence as its sees fit, at its own cost and expense, provided that the Purchaser shall repair any damage to the Lands occasioned by such inspections and tests and indemnifies the Vendor in respect of any damages suffered, or costs incurred, by the Vendor as a consequence of the inspections and tests.

Closing

22. Not less than two (2) days prior to the Closing Date the Vendor shall deliver to the Purchaser's Solicitors the following documentation:

   a. a registerable Transfer of Land for the Lands whereby marketable title in fee simple thereto is conveyed to the Purchaser, free and clear of all liens, mortgages, interests, charges, registrations and encumbrances, save for the Permitted Encumbrances;

   b. evidence in form satisfactory to the Purchaser's Solicitors that, at the Closing Date, the Vendor is a Canadian resident for the purpose of determining liability for the payment of income tax pursuant to the *Income Tax Act* of Canada; and

c. a Statement of Adjustments;

d. the Vendor's GST Registration Number; and

e. Statutory Declaration from the Vendor that all the representations and warranties of the Vendor contained in this Agreement are true and correct as and on the Closing Date, and all of which representations and warranties shall be restated by the Vendor on the Closing Date.

23. On the Closing Date the Purchaser shall deliver to the Vendor's Solicitors the following documentation:

a. a statutory declaration of the Purchaser declaring that it Purchaser is a registrant for GST purposes under the provisions of the Excise Tax Act and that it is entitled to self-assess the payment of the GST in accordance therewith; and

b. payment of the Purchase Price in the sum set out in the Statement of Adjustments provided by the Vendor pursuant to the preceding section.

24. It is acknowledged by the Vendor that the Purchaser may finance with a third party lender a portion of the purchase price to be secured by mortgage against the Lands.

25. Conveyances are to be prepared and encumbrances discharged at the expense of the Vendor, and the Vendor and Purchaser each agree to execute promptly, once prepared, any document required to complete the purchase. Registration of documents at the Land Titles Office for the North Alberta Land Registration District and the cost of title insurance are to be at the expense of the Purchaser.

Failure to Close

26. If the Purchaser's Conditions Precedent are satisfied or waived by the Purchaser in accordance with the terms hereof and if the Purchaser thereafter fails to close the transaction contemplated herein on the Closing Date (except as a result of a default by the Vendor) then the Vendor shall thereupon be entitled to retain the Deposits as ascertained and liquidated damages and not as a penalty, and the Purchaser shall have no further liability or obligation whatsoever with respect to this Agreement.

27. If the Condition Precedent described above have been satisfied or waived by the respective parties, and if thereafter the Vendor fails to close the transaction contemplated herein on the Closing Date, (except as a result of a default by the Purchaser) then and only then shall the Purchaser be entitled to return of the Deposits, with any interest earned thereon without deduction or set-off, and the Purchaser shall, in addition, have such other rights and remedies at law or in equity to which the Purchaser may be entitled.

First Option to Purchase Phase 2 of Subdivision

28. Subject to the successful closing of this purchase of the lands by the Purchaser, the Vendor hereby covenants and agrees with the Purchaser that it will between June 1 and 15, 2007 undertake negotiation in good faith with the Purchaser for a period of five (5) days, with a view to agreeing upon mutually agreeable terms for the sale to and purchase by the Purchaser of Phase 2 of the Subdivision, before the Vendor entertains offers from or material discussions with any other prospective buyer of Phase 2. The foregoing is granted by the Vendor to the Purchaser as an option in the nature of a first right of refusal, creating a registerable interest in the Phase II lands entitling the Purchaser to register a Caveat on the Phase II lands, which Caveat the Purchasers agree shall be subordinated by them, upon request by the Vendor, to any financing required by the Vendor.

Notices

29. Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if:

a. personally delivered to the party to whom it is intended or if such party is a corporation to an officer of that corporation; or

b. mailed by prepaid registered mail, transmitted by facsimile or delivered, to the address or facsimile number of the party to whom it is intended as follows:

i. if to the Purchaser, then:

FIC INVESTMENTS USA CORP.
C/O 5410 – 97 St NW
Edmonton, AB T6E 5C1

ii. if to the Vendor, then:

PHOENIX LAND VENTURES LTD.
#11, 26123 Twp. Rd. 511
Spruce Grove, AB T7Y 1B9
Phoenix Land Ventures Ltd.

c. Any notice delivered before 4:30 p.m. local time on a Business Day shall be deemed to have been received on the date of delivery and any notice

delivered after 4:30 p.m. local time on a Business Day or delivered on a day other than a Business Day, shall be deemed to have been received on the next Business Day. Any notice mailed shall be deemed to have been received seventy two (72) hours after the date it is postmarked. Any notice sent by facsimile before 4:30 p.m. local time on a Business Day shall be deemed to have been received when the sender receives the answer back confirming receipt by the recipient; provided, however, that any facsimile received after 4:30 p.m. local time on a Business Day or received on a day other than a Business Day shall be deemed to have been received on the next Business Day. If normal mail or communications service is interrupted by strike, slow-down, force majeure or other cause after the notice has been sent the notice will not be deemed to have been received until actually received. In the event normal mail service is impaired at the time of sending the notice, then personal delivery or facsimile transmission only shall be effective.

General

30. The Purchaser fully understands and agrees that the Vendor shall not be liable in damages in law or in equity or in any other way whatsoever for completion delays or completion failures due to acts of God or men, arising out of war, lockouts, labour strikes, operation of law, unavailability of adequate materials and labour, and generally for any cause whatsoever beyond the Vendor's reasonable control.

31. If any provisions in this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of these presents and the application of such provisions to other persons or circumstances, if any, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

32. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

33. This Agreement constitutes the entire agreement between the parties with respect to the transaction of purchase and sale contemplated herein.

34. Time shall be of the essence of this Agreement.

35. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, providing however, that any assignment by either Vendor or Purchaser shall become effective only upon consent of the other party, not to be unreasonably refused, and upon valid and binding legal assumption by such assignee the obligations of the assignor under this Agreement.

36. The parties hereto and each of them do hereby covenant and agree to cooperate where necessary to permit the Vendor to carry out and perform its obligation to perform its obligations under the Development Agreement, and otherwise each to

do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

37. This Agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto, but not otherwise.

38. The parties hereto may execute this Agreement in one or more counterparts and by facsimile and when all counterpart pages are assembled together they shall be deemed to be one document and to have been executed by all parties at the same time and by way of original signatures.

Dated at the City of Edmonton, in the Province of Alberta, this day ___of February, 2007.

FIC INVESTMENT USA CORP.

per: ______________________

ACCEPTANCE

The Vendor hereby accepts the foregoing Offer at the price and on the terms and conditions therein set forth and agrees to be bound by such terms and conditions.

Dated at the City of Edmonton, in the Province of Alberta, this 27 day of February, 2007.

PHOENIX LAND VENTURES LTD.

per: ______________________

SCHEDULE "A"

The Parcel of Land owned by the Vendor

MERIDIAN 4 RANGE 27 TOWNSHIP 49 SECTION 25 ALL THAT PORTION OF THE WEST HALF OF THE NORTH EAST QUARTER DESCRIBED AS FOLLOWS: COMMENCING AT A POINT IN THE SOUTHERLY LIMIT OF THE ROADW AY AS SHOWN ON ROAD PLAN 3692J THE SAID POINT BEING 825 FEET WESTERLY FROM THE EAST BOUNDARY OF THE SAID WEST HALF MEASURED ALONG THE SAID ROAD LIMIT, THENCE WESTERLY ALONG THE SAID ROAD LIMIT TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION, THENCE SOUTHERLY ALONG THE SAID WEST BOUNDARY TO THE NORTHERLY LIMIT OF THE ROADW AY AS SHOW N ON ROAD PLAN 3864EO, THENCE EASTERLY ALONG THE NORTHERLY LIMIT OF THE SAID ROAD 640 FEET, THENCE NORTHERLY AND PARALLEL TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION TO A POINT 264 FEET SOUTHERLY FROM THE SOUTHERLY LIMIT OF THE SAID ROAD SHOWN ON SAID ROAD PLAN 3692J THENCE WESTERLY AND PARALLEL TO THE SOUTHERLY LIMIT OF THE SAID ROAD AS SHOWN ON PLAN 3692J TO INTERSECTION W ITH A LINE DRAWN THROUGH THE POINT OF COMMENCEMENT PARALLEL TO THE EAST BOUNDARY OF THE WEST HALF OF THE SAID NORTH EAST QUARTER OF SECTION 25, THENCE NORTHERLY ALONG THIS SAID LINE TO THE POINT OF COMMENCEMENT CONTAINING 14.2 HECTARES (35 ACRES) MORE OR LESS EXCEPTING THEREOUT:
□.(A) 0.37 OF AN ACRE MORE OR LESS, AS SHOWN ON ROAD PLAN 317JY
□.(B) ALL THAT PORTION OF THE WEST HALF OF THE NORTH EAST QUARTER OF SAID SECTION 25 SHOWN AS PARCEL A ON FILED PLAN 6111KS CONTAINING 2 ACRES, MORE OR LESS EXCEPTING THEREOUT ALL MINES AND MINERALS

- and -

MERIDIAN 4 RANGE 27 TOWNSHIP 49 SECTION 25 ALL THAT PORTION OF THE WEST HALF OF THE NORTH EAST QUARTER BOUNDED AS FOLLOWS: ON THE NORTH BY A LINE DRAWN PARALLEL TO THE SOUTHERLY LIMIT OF THE ROAD AS SHOW N ON ROAD PLAN 3692J AND 264 FEET PERPENDICULARLY DISTANT SOUTHERLY THEREFROM, ON THE SOUTH BY THE NORTH LIMIT OF THE ROAD AS SHOWN ON ROAD PLAN 3864EO, ON THE EAST BY THE EAST BOUNDARY OF THE SAID WEST HALF, ON THE WEST BY A LINE DRAWN PARALLEL THROUGHOUT TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION THROUGH A POINT IN THE NORTH LIMIT OF THE ROAD AS SHOWN ON SAID ROAD PLAN 3864EO THE SAID POINT BEING 640 FEET EASTERLY MEASURED ALONG THE SAID ROAD LIMIT FROM THE SAID WEST BOUNDARY, CONTAINING 13.857 HECTARES
(34.14 ACRES) MORE OR LESS EXCEPTING
THEREOUT:
4.32 ACRES MORE OR LESS AS SUBDIVIDED UNDER PLAN 2092HW B. 4.77 HECTARES (11.79 ACRES) MORE OR LESS SUBDIVIDED UNDER PLAN 8620709 EXCEPTING THEREOUT ALL MINES AND MINERALS

The Lands

Lots 1 - 29, Block 24 Lots 2-27, Block 23

SCHEDULE "B"

Permitted Encumbrances

[re: Title 062 155 777]

6204OL 18/01/1966	CAVEAT RE: EASEMENT CAVEATOR - PLAINS WESTERN GAS & ELECTRIC CO LTD.
962 076 186 01/04/1996	UTILITY RIGHT OF WAY GRANTEE - THE TOWN OF CALMAR AS TO PORTION OR PLAN: 9621094

- and -

[re: Title 052 516 830]

6205OL 18/01/1966	CAVEAT RE: EASEMENT CAVEATOR - PLAINS WESTERN GAS & ELECTRIC CO LTD. "DISCHARGED AS TO PLAN 8620709, 862073805, 10 04 1986"
962 076 185 01/04/1996	UTILITY RIGHT OF WAY GRANTEE - THE TOWN OF CALMAR AS TO PORTION OR PLAN: 9621094

Additional Permitted Encumbrances:

1. The Development Agreement;
2. The Restrictive Covenant in respect of the Architectural Guidelines, and any other restrictive covenants relating to overland drainage facilities, fences, walls and other structures;
3. Drainage covenants and utility easements on the Land;
4. Restrictive covenants imposing vehicular access restrictions where applicable; and
5. Encumbrances created by the Purchaser.

B. The Conditional Subdivision Approval dated December 13, 2005;

MUNICIPAL PLANNING SERVICES (ALBERTA) LTD.

December 13, 2005

#202, 10123 - 167 Street
Edmonton, Alberta T5P 2T9
Phone: (780) 486-1991; FAX: (780) 483-7326

OUR FILE NUMBER: 01-F-829

Led-Cal Developments Ltd.
#406 – 5102 – 49 Avenue
Leduc, Alberta
T9E 8H1

Dear Sir/Madam:

RE: PROPOSED SUBDIVISION
Pts. NE 25-49-27-W4, Town of Calmar

Your subdivision application was ***conditionally approved*** by the Subdivision Authority for the Town of Calmar on December 12, 2005. The decision is valid for one (1) year.

The decision may be appealed within nineteen (19) days of the mailing of this letter by submitting a written notice to the appeal body (the Municipal Government Board) as indicated within the Notes on the attached form.

Following the appeal period, an instrument (a Plan of Survey) to register the approval must be prepared and submitted to this office for endorsement. However, this office cannot endorse the instrument until the appeal period has elapsed.

Endorsement also cannot be given until the attached conditions have been met. Please confirm that any appropriate documentation has been received by this office when submitting your registerable instrument.

The instrument must be prepared by an Alberta Land Surveyor in a manner satisfactory to the Land Titles Office (10365 - 97 Street, Edmonton, T5J 3W7, phone 780-427-2742).

Your submission of an instrument for endorsement must include the required fee of one hundred and fifty dollars ($150.00), plus G.S.T., for each title being created by the instrument, payable to Municipal Planning Services (Alberta) Ltd.

Please contact me at 486-1991 for any clarification.

Yours truly,

William D. Dolman, B.A., M.Sc.(Pl.), A.C.P., M.C.I.P.
President
Municipal Planning Services (Alberta) Ltd.

cc: Town of Calmar
Telus Communications
Transportation (Stony Plain)
Kutny Construction Ltd.
Black Gold Regional Division
FortisAlberta
AltaGas Utilities
Capital Regional Health
Patrick Shaver – Urban Systems

OUR FILE NUMBER: 01-F-029
Ptn. NE 25-49-27-W4

Conditionally Approved
December 12, 2005

APPROVED SUBJECT TO THE FOLLOWING CONDITIONS:

1. That the proposed subdivision be effected as per the attached revised tentative plan dated December 5, 2005.

2. That prior to endorsement of an instrument effecting this plan, the registered owner and/or developer enter into a development agreement with the Town of Calmar pursuant to Section 655 of the Municipal Government Act.

3. That the required Municipal Reserve, being the amount of the Deferred Reserve Caveat applied against the title of Certificate of Title 782 060 336 (1.21 ha), plus 10% of the total area contained in the Certificate of Title for the other lands involved in this application (942 094 446) (1.32 ha), be deferred with a Deferred Reserve Caveat against the remainder of Certificate of Title 942 094 446. The caveat is to be registered concurrently with the registration of the Plan of Survey and/or registrable instrument.

   The required Deferred Reserve Caveat and the discharge of the existing Deferred Reserve Caveat will be prepared by the Subdivision Authority Officer upon submission of the Plan of Survey to the Subdivision Authority Officer for final approval and endorsement.

4. That prior to endorsement of an instrument effecting this plan, all direct accesses to Highway #39 (50 Avenue) from the subject lands be modified to the satisfaction of Alberta Transportation.

5. That prior to endorsement of an instrument effecting this plan, Alberta Transportation indicate that they are satisfied that the registration of the proposed plan of subdivision may proceed.

6. The proposed plan of subdivision may be implemented (registered) in phases. All phasing shall be to the satisfaction of the Subdivision Authority Officer. If the first phase comprises proposed Lot 45, Block 20, the Plan of Survey presented for registration will include that portion of road (47 Avenue) shown on the proposed plan of subdivision, lying between the west limit of 52 Street and the west limit of the north/south lane in Plan 2092HW, which lies directly south of Plan 2092HW. Conditions #2 and #3 will apply to a first phase comprising only Lot 45, Block 20 and the associated road noted above, though the development agreement for such a first phase may be considerably different than the development agreement for the majority of the proposed plan of subdivision.

NOTES FOR INFORMATION PURPOSES ONLY: (These are not conditions of approval)

1. In order to expedite consideration of the final approval and endorsement of this proposal, a letter from the Town of Calmar indicating that Condition #2 above has been satisfied should accompany any request for final approval or endorsement.

2. The Town wishes to advise that the development agreement indicated in Condition #2 of the Conditions of Approval will, among other matters, indicate the landowners'/ developers' and the Town's shares of the responsibility for constructing the improvements to the 52 Street/Highway #39 intersection and the portion of 52 Street between 49 Avenue and Highway #39 as indicated in the Traffic Impact Assessment for the development approved by the Town, installing pedestrian signs at appropriate places as required by the Town, and upgrading (paving) 52 Street between 47 Avenue and 49 Avenue. Based on the relative number of dwelling units within the Southbridge Area Structure Plan area and adjacent associated developments, and the other areas to benefit from the above-indicated improvements, the relative shares should be in the order of 285 for the landowners/developers to 8 for the Town.

3. In order to expedite consideration of the final approval and endorsement of this proposal, a letter from Alberta Transportation indicating that Conditions #4 and #5 above has been satisfied should accompany any request for final approval or endorsement.

4. When the Plan of Survey implementing the tentative plan of subdivision is submitted to the Subdivision Authority Officer for final approval (endorsement), that Officer will prepare a discharge of the Deferred Reserve Caveat currently on the title of Certificate of Title 782 060 336.

5. AltaGas Utilities Inc. has advised that if upon subdivision a relocation of the existing gas facilities is required, it shall be effected at the owner's and/or developer's expense and to the satisfaction of AltaGas Utilities Inc. Payment and/or the provision of easements required for new gas facilities will also be the responsibility of the owner/developer.

6. To avoid unnecessary complication, no site work to effect the proposal should be commenced prior to endorsement of a registrable instrument by the Town and/or without prior consultation with the Town of Calmar as to it requirements regarding such development.

7. The following information is provided as required by Section 656(2)(a) of the Municipal Government Act. Any appeal of this decision lies to the Municipal Government Board, whose address is 15th Floor, 10155 - 102 Street, Edmonton, Alberta, T5J 4L4 (phone 427-4864).



49th AVENUE
ROAD
LANE
52nd STREET
47th AVENUE
BLOCK 33
BLOCK 20
REVISED
Date DEC 0 5 2005
Conditionally
DEC 1 9 2005
For 5A
01-F-829
OFFICE COPY
Do Not Remove From File
ISSUED FOR INFORMATION
URBANSYSTEMS.

MUNICIPAL PLANNING SERVICES (ALBERTA) LTD.

#202, 10123 - 157 Street
Edmonton, Alberta T5P 2T9
Phone: (780) 486-1991; FAX: (780) 483-7326

May 3, 2006

OUR FILE NUMBER: 01-F-829
YOUR FILE NUMBER:

Led-Cal Developments Inc.
#406, 5102 – 49 Avenue
Leduc, Alberta
T9E 8H1

985-3039

Dear Sir/Madam:

RE: PROPOSED SUBDIVISION
Pt. NE 25-49-27-W4, Town of Calmar

Your revised subdivision was ***conditionally approved*** by the Subdivision Authority for the Town of Calmar on May 1, 2006. The decision is valid for one (1) year.

The new decision may be appealed within nineteen (19) days of the mailing of this letter by submitting a written notice to the appeal body (the Municipal Government Board) as indicated within the Notes on the attached form.

Following the appeal period, an instrument (a Plan of Survey) to register the approval must be prepared by you and submitted to this office for endorsement. However, this office cannot endorse the instrument until the appeal period has elapsed.

Endorsement also cannot be given until the attached conditions have been met. Please confirm that any appropriate documentation has been received by this office when submitting your registerable instrument.

The instrument must be prepared on your behalf by an Alberta Land Surveyor in a manner satisfactory to the Land Titles Office (10365 - 97 Street, Edmonton, T5J 3W7, phone 780-427-2742).

Your submission of an instrument for endorsement must include the required fee of fifty dollars ($50.00), plus one hundred and fifty dollars ($150.00) for each lot, plus G.S.T., payable to Municipal Planning Services (Alberta) Ltd.

Please contact me at 486-1991 for any clarification.

Yours truly,

William D. Dolman, B.A., M.Sc.(Pl.), A.C.P., M.C.I.P.
President
Municipal Planning Services (Alberta) Ltd.

cc: Town of Calmar → Jeanette ISL – John MacManus
~~Transportation (Stony Plain)~~
Urban Systems
Kutny Construction Ltd.

Conditionally Approved
May 1, 2006

OUR FILE NUMBER: 01-F-829
Pt. NE 25-49-27-W4

APPROVED SUBJECT TO THE FOLLOWING CONDITIONS:

1. That the proposed subdivision be effected as per the attached revised tentative plan dated March 27, 2006, subject to the following revisions:

   a) inclusion of Lot 45, Block 20 in the plan, and

   b) inclusion of that portion of 49 Avenue between the subject site and 52 Street within the plan.

2. That the instrument effecting the subdivision of Lot 45, Block 20 have the effect of consolidating that Lot with Lot 1, Block 20, Plan 862-0709 in such a manner that the resulting title cannot be subdivided without Subdivision Authority approval.

3. That prior to endorsement of an instrument effecting this plan, the registered owner and/or developer enter into a development agreement with the Town of Calmar pursuant to Section 655 of the Municipal Government Act.

4. That the required Municipal Reserve, being the amount of the Deferred Reserve Caveat applied against the title of Certificate of Title 782 060 336 (1.21 ha), plus 10% of the total area contained in the Certificate of Title for the other lands involved in this application (942 094 446) (1.32 ha), less the area of Municipal Reserve shown on this plan (approximately 0.60 ha) be deferred with a Deferred Reserve Caveat against the remainder of Certificate of Title 942 094 446. The caveat is to be registered concurrently with the registration of the Plan of Survey and/or registrable instrument.

   The required Deferred Reserve Caveat and the discharge of the existing Deferred Reserve Caveat will be prepared by the Subdivision Authority Officer upon submission of the Plan of Survey to the Subdivision Authority Officer for final approval and endorsement.

5. That prior to endorsement of an instrument effecting this plan, all direct accesses to Highway #39 (50 Avenue) from the subject lands be modified to the satisfaction of Alberta Transportation.

6. That prior to endorsement of an instrument effecting this plan, Alberta Transportation indicate that they are satisfied that the registration of the proposed plan of subdivision may proceed.

7. The proposed plan of subdivision may be implemented (registered) in phases. All phasing shall be to the satisfaction of the Subdivision Authority Officer. Conditions #3 and #4 will apply to a first phase comprising only Lot 45, Block 20, though the development agreement for such a first phase may be considerably different than the development agreement for the majority of the proposed plan of subdivision.

NOTES FOR INFORMATION PURPOSES ONLY: (These are not conditions of approval)

1. In order to expedite consideration of the final approval and endorsement of this proposal, a letter from the Town of Calmar indicating that Condition #3 above has been satisfied should accompany any request for final approval or endorsement.

2. The Town wishes to advise that the development agreement indicated in Condition #3 of the Conditions of Approval will, among other matters, indicate the landowners'/developers' and the Town's shares of the responsibility for constructing the improvements to the Westridge Drive/Highway #39 intersection, 49 Avenue, upgrading to 52 Street between 49 Avenue and Highway #39, and the 52 Street/Highway #39 intersection, all as indicated in the Traffic Impact Assessment for the development

approved by the Town, and installing pedestrian signs at appropriate places as required by the Town.

3. In order to expedite consideration of the final approval and endorsement of this proposal, a letter from Alberta Transportation indicating that Conditions #5 and #6 above has been satisfied should accompany any request for final approval or endorsement.

4. When the Plan of Survey implementing the tentative plan of subdivision is submitted to the Subdivision Authority Officer for final approval (endorsement), that Officer will prepare a discharge of the Deferred Reserve Caveat currently on the title of Certificate of Title 782 060 336.

5. AltaGas Utilities Inc. has advised that if upon subdivision a relocation of the existing gas facilities is required, it shall be effected at the owner's and/or developer's expense and to the satisfaction of AltaGas Utilities Inc. Payment and/or the provision of easements required for new gas facilities will also be the responsibility of the owner/developer.

6. To avoid unnecessary complication, no site work to effect the proposal should be commenced prior to endorsement of a registrable instrument by the Town and/or without prior consultation with the Town of Calmar as to it requirements regarding such development.

7. The following information is provided as required by Section 656(2)(a) of the Municipal Government Act. Any appeal of this decision lies to the Municipal Government Board, whose address is 15th Floor, 10155 - 102 Street, Edmonton, Alberta, T5J 4L4 (phone 427-4864).


49 AVENUE
47 AVENUE
See detail
Conditionally
APPROVED
MAY 01 2006
For SA
REVISED
MAR 27 2006
01-F-829
ISSUED FOR INFORMATION
URBANSYSTEMS.
URBANSYSTEMS.

SOUTHBRIDGE SUBDIVISION



TOTAL AREA
1.63ha
PUL
MR
01-F-829
REVISED
Date MAR 27 2006
NWL
0.55ha
1:10 HWL
0.72ha
6.0m BAND
0.31ha
48 AVENUE
BLOCK 23
53A STREET
8
9
10
11
12
13
14
15
16
18
ISSUED FOR INFORMATION
URBANSYSTEMS.
Conditionally APPROVED
MAY 01 2006
for SA
1:10 HWL
PUL AREA: 0.72ha
6.0m BAND: 0.31ha
MR AREA: 0.60ha

URBANSYSTEMS.

SUITE 2300 BELL TOWER, 10104 - 103rd AVENUE
EDMONTON, AB, CANADA T5J 0H8
Tel. 780.430.4041
Fax. 780.430.3538
www.urban-systems.com

CALMAR SOUTHBRIDGE DEVELOPMENTS
SOUTHBRIDGE SUBDIVISION

nts 06-01-23 1

POND AREAS